Guardant Health Reports First Quarter 2026 Financial Results and Increases 2026 Revenue Guidance
First quarter 2026 revenue growth of 48% driven by strong performance in Oncology and Screening
Raises 2026 revenue guidance to $1.30 to $1.32 billion, representing growth of 32% to 34%
PALO ALTO, Calif. May 7, 2026 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today reported financial results for the quarter ended March 31, 2026.
First Quarter 2026 Financial Highlights
For the three-month period ended March 31, 2026, as compared to the same period of 2025:
•Reported total revenue of $301.7 million, an increase of 48%, driven by:
◦Oncology revenue of $205.0 million, an increase of 36%, and approximately 86,000 oncology tests, an increase of 47%
◦Biopharma & Data revenue of $53.0 million, an increase of 17%
◦Screening revenue of $41.6 million, and approximately 44,000 Shield screening tests, compared to $5.7 million revenue and 9,000 tests in the prior year period
•Generated non-GAAP gross margin of 66%, compared to 65% for the first quarter of 2025
Recent Operating Highlights
•Presented 38 abstracts at the 2026 American Association for Cancer Research Annual Meeting, highlighting the breadth and strength of the Guardant portfolio
•Enhanced Guardant360 Tissue capabilities with the addition of whole transcriptome profiling, expanding clinical utility
•Announced collaboration with Nuvalent to develop companion diagnostics in targeted cancer therapy with initial emphasis on Guardant360 Tissue
•Received FDA approval for Guardant360® CDx as a companion diagnostic for Arvinas and Pfizer’s VEPPANU for ER+/HER2- ESR1 mutated advanced breast cancer
•Leveraged InfinityAI real-world evidence to support the approval of Daiichi Sankyo’s ENHERTU
•Activated direct-to-consumer and influencer campaigns during Colorectal Cancer Awareness Month to drive awareness and demand
•Launched nationwide, multi-year collaboration with Quest to expand access to Shield and accelerate screening adoption
•Launched Shield Multi-Cancer Detection (MCD) in Asia through Manulife partnership
“Our first-quarter revenue increased 48% year over year, reflecting strong momentum across the Guardant portfolio,” said Helmy Eltoukhy, co-founder and co-CEO. “Oncology testing volumes continued to accelerate, reaching 86,000 in the quarter, up 47% year over year. Guardant360 Liquid and Guardant360 Tissue demonstrated significant growth, and we saw strong receptivity to our expansion into therapy response monitoring with Guardant Reveal. We believe these trends, driven by our Smart platform and InfinityAI offerings, position us well for sustained growth and for extending our leadership in precision oncology.”
“We are pleased with our progress with Shield, including strong volume momentum exiting the first quarter,” said AmirAli Talasaz, co-founder and co-CEO. “We expect sustained volume growth as we further build out our commercial infrastructure and expand collaborations with Quest and other partners. With a disciplined focus on execution as we scale, we are well positioned to broaden our reach in cancer screening and drive long-term value creation.”
First Quarter 2026 Financial Results
Revenue was $301.7 million for the first quarter of 2026, a 48% increase from $203.5 million for the corresponding prior year period. Oncology revenue grew 36% to $205.0 million for the first quarter of 2026, from $150.6 million for the corresponding prior year period, primarily driven by an increase in Oncology test volume, which grew 47% over the prior year period, and an increase in reimbursement for our oncology tests. Screening revenue grew over 600% to $41.6 million for the first quarter of 2026, from $5.7 million for the corresponding prior year period, driven primarily by an increase in Shield screening test volume, which grew to approximately 44,000 tests in the first quarter of 2026, from approximately 9,000 tests in the prior year period. The increase was also attributable to an increase in reimbursement for our Shield screening tests. Biopharma and Data revenue grew 17% to $53.0 million for the first quarter of 2026, from $45.4 million for the corresponding prior year period. Licensing and other revenue was $2.1 million for the first quarter of 2026, compared to $1.9 million for the corresponding prior year period.

Gross profit, or total revenue less cost of revenue, was $196.7 million for the first quarter of 2026, an increase of $68.0 million or 53%, from $128.7 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 65% for the first quarter of 2026, as compared to 63% for the corresponding prior year period.
Non-GAAP gross profit was $200.1 million for the first quarter of 2026, an increase of $68.8 million or 52%, from $131.3 million for the corresponding prior year period. Non-GAAP gross margin was 66% for the first quarter of 2026, as compared to 65% for the corresponding prior year period.
Operating expenses were $318.1 million for the first quarter of 2026, as compared to $239.8 million for the corresponding prior year period. Non-GAAP operating expenses were $268.1 million for the first quarter of 2026, as compared to $199.6 million for the corresponding prior year period. The year-over-year increase in both operating expenses and non-GAAP operating expenses was primarily related to commercial infrastructure expansion and marketing activities to support the Shield and Oncology growth.
Net loss was $112.1 million for the first quarter of 2026, as compared to $95.2 million for the corresponding prior year period. Net loss per share was $0.85 for the first quarter of 2026, as compared to $0.77 for the corresponding prior year period.
Non-GAAP net loss was $58.7 million for the first quarter of 2026, as compared to $61.1 million for the corresponding prior year period. Non-GAAP net loss per share was $0.45 for the first quarter of 2026, as compared to $0.49 for the corresponding prior year period.
Adjusted EBITDA loss was $58.9 million for the first quarter of 2026, as compared to a $58.5 million loss for the corresponding prior year period.
Free cash flow for the first quarter of 2026 was $(71.2) million, as compared to $(67.1) million for the corresponding prior year period.
Cash, cash equivalents, restricted cash and marketable securities were $1.2 billion as of March 31, 2026.
2026 Guidance
Guardant Health now expects full year 2026 revenue to be in the range of $1.30 to $1.32 billion, representing growth of 32% to 34% compared to full year 2025. This compares to the prior range of $1.25 to $1.28 billion, representing growth of 27% to 30%.
Within this revenue range:
•Oncology revenue is now expected to grow in the range of 28% to 29% in 2026, compared to prior guidance of 25% to 27%. Oncology volume is now expected to grow greater than 35% in 2026, compared to prior guidance of approximately 30%.
•Guardant Health continues to expect Biopharma & Data revenue growth to be in the low double-digit range.
•Screening revenue is now expected to be in the range of $186 to $198 million, driven by Shield volume of 230,000 to 245,000 tests. This compares to the prior guidance of $162 to $174 million revenue and 210,000 to 225,000 tests.
Guardant Health continues to expect full year 2026 non-GAAP gross margin to be in the range of 64% to 65%. Guardant Health now expects total non-GAAP operating expenses to be in the range of $1.05 to $1.07 billion, an increase compared to the prior range of $1.03 to $1.05 billion. Guardant Health continues to expect free cash flow burn to be in the range of $185 to $195 million, an improvement compared to $233 million for the full year 2025.
Webcast Information
Guardant Health will host a conference call to discuss the first quarter 2026 financial results after market close on Thursday, May 7, 2026 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investors.guardanthealth.com. The webcast will be archived and available for replay for at least 90 days after the event.
Non-GAAP Measures
Guardant Health has presented in this release certain financial information in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and also on a non-GAAP basis, including non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP research and development expense, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, non-GAAP loss from operations, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, adjusted EBITDA, and free cash flow.
We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments, contingent consideration, amortization of intangible assets, impairment of non-marketable equity securities, gain on extinguishment of convertible notes, and other non-recurring items.

Adjusted EBITDA is defined as net loss adjusted for interest income; interest expense; other income (expense), net; provision for income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; contingent consideration; and other non-recurring items. Free cash flow is defined as net cash used in operating activities in the period less purchases of property and equipment in the period.
We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain items because we believe that these income and expenses do not reflect expected future operating performance. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.
These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.
About Guardant Health
Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care and accelerating new cancer therapies by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2025, and in its other reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Zarak Khurshid
investors@guardanthealth.com
Media Contact:
Meaghan Smith
press@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025

Revenue	$301,665	$203,471
Costs and operating expenses:
Cost of revenue	104,919	74,723
Research and development expense	91,038	88,521
Sales and marketing expense	169,132	104,316
General and administrative expense	57,926	46,952
Total costs and operating expenses	423,015	314,512
Loss from operations	(121,350)	(111,041)
Interest income	11,151	9,112
Interest expense	(1,347)	(791)
Other income (expense), net	(157)	7,851
Loss before provision for income taxes	(111,703)	(94,869)
Provision for income taxes	372	290
Net loss	$(112,075)	$(95,159)
Net loss per share, basic and diluted	$(0.85)	$(0.77)
Weighted-average shares used in computing net loss per share, basic and diluted	131,273	123,871

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$989,291	$378,203
Short-term marketable securities	113,469	823,395
Accounts receivable, net	137,404	137,849
Inventory, net	83,851	85,876
Prepaid expenses and other current assets, net	43,490	40,723
Total current assets	1,367,505	1,466,046
Restricted cash	112,150	111,214
Property and equipment, net	150,035	145,915
Right-of-use assets, net	153,906	158,849
Intangible assets, net	25,543	25,921
Goodwill	77,257	77,257
Other assets, net	28,895	28,457
Total Assets	$1,915,291	$2,013,659
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$75,034	$54,442
Accrued compensation	91,326	119,646
Accrued expenses	78,013	77,889
Deferred revenue	47,772	50,753
Total current liabilities	292,145	302,730
Convertible senior notes, net	1,503,471	1,504,000
Long-term operating lease liabilities	173,055	178,463
Other long-term liabilities	127,693	127,773
Total Liabilities	2,096,364	2,112,966
Stockholders’ deficit:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized; 131,514,404 and 130,635,301 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	2,930,665	2,900,056
Accumulated other comprehensive loss	(5,152)	(4,852)
Accumulated deficit	(3,106,587)	(2,994,512)
Total Stockholders’ Deficit	(181,073)	(99,307)
Total Liabilities and Stockholders’ Deficit	$1,915,291	$2,013,659

Guardant Health, Inc.
Supplemental Revenue Information
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025

Oncology	$204,954	$150,559
Biopharma and data	52,977	45,376
Screening	41,590	5,677
Licensing and other	2,144	1,859
Total revenue	$301,665	$203,471
Reconciliation of Selected GAAP Measures to Non-GAAP Measures
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025

GAAP cost of revenue	$104,919	$74,723
Amortization of intangible assets	(148)	(148)
Stock-based compensation expense and related employer payroll tax payments	(3,211)	(2,390)
Non-GAAP cost of revenue	$101,560	$72,185

GAAP gross profit	$196,746	$128,748
Amortization of intangible assets	148	148
Stock-based compensation expense and related employer payroll tax payments	3,211	2,390
Non-GAAP gross profit	$200,105	$131,286

GAAP research and development expense	$91,038	$88,521
Stock-based compensation expense and related employer payroll tax payments	(14,449)	(13,090)
Contingent consideration	—	(534)
Non-GAAP research and development expense	$76,589	$74,897

GAAP sales and marketing expense	$169,132	$104,316
Stock-based compensation expense and related employer payroll tax payments	(14,702)	(10,189)
Non-GAAP sales and marketing expense	$154,430	$94,127

GAAP general and administrative expense	$57,926	$46,952
Amortization of intangible assets	(230)	(332)
Stock-based compensation expense and related employer payroll tax payments	(19,509)	(13,571)
Contingent consideration	—	(490)
Other	(1,150)	(2,000)
Non-GAAP general and administrative expense	$37,037	$30,559

	Three Months Ended March 31,
	2026	2025

GAAP loss from operations	$(121,350)	$(111,041)
Amortization of intangible assets	378	480
Stock-based compensation expense and related employer payroll tax payments	51,871	39,240
Contingent consideration	—	1,024
Other	1,150	2,000
Non-GAAP loss from operations	$(67,951)	$(68,297)

GAAP net loss	$(112,075)	$(95,159)
Amortization of intangible assets	378	480
Stock-based compensation expense and related employer payroll tax payments	51,871	39,240
Contingent consideration	—	1,024
Impairment of non-marketable equity securities	—	5,000
Gain on extinguishment of convertible notes	—	(13,672)
Other	1,150	2,000
Non-GAAP net loss	$(58,676)	$(61,087)

GAAP net loss per share, basic and diluted	$(0.85)	$(0.77)
Non-GAAP net loss per share, basic and diluted	$(0.45)	$(0.49)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	131,273	123,871

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025

GAAP net loss	$(112,075)	$(95,159)
Interest income	(11,151)	(9,112)
Interest expense	1,347	791
Other expense (income), net	157	(7,851)
Provision for income taxes	372	290
Depreciation and amortization	9,442	10,236
Stock-based compensation expense and related employer payroll tax payments	51,871	39,240
Contingent consideration	—	1,024
Other	1,150	2,000
Adjusted EBITDA	$(58,887)	$(58,541)
Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025

Net cash used in operating activities	$(65,623)	$(62,689)
Purchases of property and equipment	(5,580)	(4,459)
Free cash flow	$(71,203)	$(67,148)